Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

AUGUST 31, 2007

Registrant: Emtec, Inc. (Delaware)

Subsidiaries:	Emtec, Inc. (New Jersey)

Emtec Viasub LLC (Delaware)

	Subsidiary:	Emtec Federal, Inc. (formerly, Westwood Computer Corporation) (New Jersey)

Emtec Global Services LLC